EXHIBIT 6

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

/Translated from Russian into English/

APPROVED: By the Decision of the General Shareholders’ Meeting of OJSC “INTER RAO UES” (Minutes No. dated , 2012)

By the Decision of the General Shareholders’ Meeting of OJSC “OGK-1” (Minutes No. dated , 2012)

By Decision of the General Shareholders’ Meeting of OJSC “OGK-3” (Minutes No. dated , 2012)

Contract for Merger of OJSC “OGK-1” and OJSC “OGK-3” with OJSC “INTER RAO UES”

Moscow	, 2012

Open Joint-Stock Company “INTER RAO UES” (OJSC “INTER RAO UES”) (Primary State Registration Number: 1022302933630; Address: 27, Bolshaya Pirogovskaya Street, Bld. 3, Moscow, 119435, Russia), represented by                                                   acting on the basis of                                                  , hereinafter referred to as the “Merging Company”, and

Open Joint-Stock Company “The First Generation Company of the Wholesale Electricity Market” (OJSC “OGK-1”) (Primary State Registration Number: 1057200597960; Address: 27, Bolshaya Pirogovskaya Street, Bld. 1, Moscow, 119435, Russia), represented by                                                           acting on the basis of                                                  , and

Open Joint-Stock Company “The Third Generation Company of the Wholesale Electricity Market” (OJSC “OGK-3”) (Primary State Registration Number: 1040302983093; Address: Russian Federation, 670034, the Republic of Buryatia, Ulan-Ude, 28, 50 Let Octobrya), represented by                         , acting on the basis of                                                                  ,

hereinafter collectively referred to as the “Companies being Merged” and individually in the appropriate context as the “Company being Merged” or the “Respective Company being Merged” or “Each Company being Merged”, hereinafter collectively referred to as the “Parties” or the “Reorganised Companies”, and individually as the “Party” or the “Reorganised company”; and each company, which is a party to this merger contract, shall be an independent Party, in accordance with p. 2 of art. 17 of Federal Law No. 208-FZ, dated 26.12.1995 “On Joint-Stock Companies”, have entered into this merger contract (hereinafter referred to as the “Contract”, “this Contract”) to the following effect:

1. SUBJECT MATTER OF THE CONTRACT

1.1. The Parties together and each Party separately undertake to carry out reorganisation in the form of a merger of the Companies being Merged with the Merging Company (hereinafter referred to as the “Reorganisation”, and “Merger”), according to the procedure and under the terms and conditions stipulated in the Contract, decisions of the general shareholders’ meetings of the Parties and the Law of the Russian Federation.

1.2. The Parties shall collectively perform all the actions and procedures, stipulated by the Law of the Russian Federation, as well as the constitutive documents and the decisions of general meetings of the Parties, which are necessary to perform the Reorganisation in strict accordance with the requirements of the Law of the Russian Federation and to complete the Merger in the shortest possible time.

1.3. The Merging Company shall undertake the general control of the Reorganisation procedure and provide necessary assistance to the Companies being Merged during the Reorganisation.

2. PROCEDURE AND TERMS OF THE MERGER

2.1. While performing the Reorganisation, the Parties shall perform the following actions within the framework of the Merger stages:

2.1.1. Making decisions on Reorganisation in the form of the Merger at an extraordinary general meeting of shareholders of each Company being Merged and the Merging Company.

2.1.2. Notification by the Merging Company of the authority conducting the state registration of legal entities, of the decision of the Companies being Merged and the Merging Company on the Merger and the beginning of the Reorganisation procedure.

2.1.3. After introduction into the Unified State Register of Legal Entities of an entry of the beginning of the Reorganisation procedure, the Merging Company shall make, on behalf of the reorganised companies, two publications (once a month) about the Reorganisation in the form of the Merger of the Merging Company and the Companies being Merged, in the media, which publish the data on the state registration of legal entities.

2.1.4. In accordance with the Law of the Russian Federation, each Reorganised Company shall notify its creditors, employees, government authorities and other persons (if needed) of the Reorganisation.

2.1.5. The approval by the Board of Directors of the Merging Company of decisions regarding additional issues of shares of the Merging Company, placed through conversion into them of shares of the Companies being Merged, and of the prospectus in respect to such additional issues, as well as submission to the Russian Federal Financial Markets Service of the documents required for the state registration of additional issues of shares of the Merging Company and the prospectus.

2.1.6. State registration by the Russian Federal Financial Markets Service of additional issues of shares of the Merging Company and the prospectus.

2.1.7. Redemption by the Reorganised companies of the shares from the shareholders – the owners of the voting shares of the Reorganised companies – who voted against the Merger, or did not participate in the voting on this matter, or demanded redemption of all or a part of their shares in the manner and within the periods stipulated in Articles 75 and 76 of the Federal Law “On Joint-Stock Companies”. The redemption of shares shall be carried out at the price determined by the Board of Directors of the respective Reorganised Company with the participation of an independent appraiser in a manner conforming to the federal law “On Joint-Stock Companies”.

2.1.8. Introduction to the Unified State Register of Legal Entities of entries regarding the cessation of activities by the Companies being Merged. Placement of the shares of the Merging Company through conversion of the shares of the Companies being Merged into additional shares of the Merging Company pursuant to this Contract, the decisions on additional issues of securities of the Merging Company, and the current Law of the Russian Federation.

2.1.9. Approval by the Board of the Merging Company of reports on the results of the additional issue of shares by the Merging Company.

2.1.10. State registration by the Russian Federal Financial Markets Service of reports on the results of the additional issue of shares by the Merging Company.

2.1.11. State registration of amendments to the charter of the Merging Company, related to the Merger.

2.2. The Company being Merged shall be considered reorganised after the introduction into the Unified State Register of Legal Entities of an entry regarding cessation of the activities of this Company being Merged.

The Merging Company shall be considered reorganised after the introduction into the Unified State Register of Legal Entities of an entry regarding cessation of the activities of the last of the Companies being Merged, which are covered by this Contract.

2.3. Completion of the Reorganisation of the Merging Company in the form of the merger to it of the Companies being Merged may be performed not earlier than:

2.3.1. Complete Reorganisation of the Open Joint-Stock Company, “The First Generation Company of the Wholesale Electricity Market”, in the form of the separating the Open-Joint Stock Company, “The First Generation”, performed simultaneously with the merger of the Open Joint-Stock Company, “The First Generation”, to the Open Joint-Stock Company “INTER RAO - Electric Generation” (Primary State Registration Number: 1117746460358), except in case of termination of this Contract in respect to OJSC “OGK-1” in the cases specified in p. 5.4 or p. 5.5 of this Contract, and

2.3.2. Complete Reorganisation of the Open Joint-Stock Company, “The Third Generation Company of the Wholesale Electricity Market”, in the form of separating the Open Joint-Stock Company, “The Third Generation”, performed simultaneously with the merger of the Open Joint-Stock Company, “The Third Generation”, to the Open Joint-Stock Company “INTER RAO - Electric Generation” (Primary State Registration Number: 1117746460358), except in case of termination of this Contract in respect to OJSC “OGK-3” in the cases specified in p. 5.4 or p. 5.5 of this Contract.

2.4. In accordance with the charter of the Merging Company, after complete Reorganisation in the form of the merger of the Companies being Merged to the Merging Company, the full and the abbreviated name of the Merging Company in Russian and in English shall remain unchanged.

2.5. The Merging Company shall:

2.5.1. If necessary, coordinate the Reorganisation with the Federal Anti-monopoly Service of Russia in the manner stipulated in the Law of the Russian Federation and the regulations of the Federal Anti-monopoly Service of Russia;

2.5.2. Perform the necessary actions for the timely submission to the Russian Federal Financial Markets Service of the documents for the state registration of additional issues of securities of the Merging Company and the reports on the results of additional issues of securities of the Merging Company, placed through conversion of the shares of the Companies being Merged into them; and

•

Introduce amendments to the Charter of the Merging Company, related to the increase of the authorised capital of the Merging Company, the increase in the number of placed shares, and the decrease in the number of authorised shares.

2.6. The general meeting of shareholders of the Merging Company shall have the right to make decisions on other matters relating to the Reorganisation of the Merging Company, including increase of the authorised capital of the Merging Company through placement of additional ordinary nominal book-entry shares through conversion into them of ordinary nominal book-entry shares of the Companies being Merged.

2.7. The Parties shall provide each other with the documents and information needed to fulfill the obligations undertaken by the Parties under this Contract, as well as entrusted to the Parties by the current law.

3. PROCEDURE FOR CONVERSION OF THE SHARES OF THE COMPANIES BEING MERGED INTO THE SHARES OF THE MERGING COMPANY. CONVERSION RATIO

3.1. In case of the Merger all the ordinary nominal book-entry shares of OJSC “OGK-1” and OJSC “OGK-3” shall be converted into additional ordinary nominal book-entry shares of OJSC “INTER RAO UES”, placed for the purpose of the conversion.

3.2. The ratio of the conversion of the shares:

3.2.1. 0,0416666666666667 ordinary nominal book-entry shares of OJSC “OGK-1”, the nominal value of which is 0.57478 (zero point fifty-seven thousand, four hundred and seventy-eight one hundred thousandths) roubles each, shall be converted into 1 (one) ordinary nominal book-entry share of OJSC “INTER RAO UES”, the nominal value of which is 0.02809767 (zero point two million, eight hundred and nine thousand, seven hundred sixty-seven one hundred millionths) roubles;

3.2.2. 0,025 ordinary nominal book-entry shares of OJSC “OGK-3”, the nominal value of which is 1 (one) rouble each, shall be converted into 1 (one) ordinary nominal book-entry share of OJSC “INTER RAO UES”, the nominal value of which is 0.02809767 (zero point two million, eight hundred and nine thousand, seven hundred and sixty-seven one hundred millionths) roubles;

3.3. The number of ordinary nominal book-entry shares of OJSC “INTER RAO UES”, which shall be received by each shareholder of OJSC “OGK-1” or OJSC “OGK-3”, shall be calculated by dividing the number of the ordinary nominal book-entry shares of OJSC “OGK-1” or OJSC “OGK-3”, owned by him/her, by the appropriate conversion ratio.

If while calculating the number of ordinary nominal book-entry shares of OJSC “INTER RAO UES”, which shall be received by a shareholder of OJSC “OGK-1” or OJSC “OGK-3”, any shareholder of OJSC “OGK-1” or OJSC “OGK-3” has a fractional number of shares, the fractional part of such number of shares shall be rounded up or down according to the rules of mathematical rounding, which are the following:

•	If the digit following the decimal point is from 5 to 9, inclusive, one shall be added to the integer number, and the figures following the decimal point shall not be taken into account;

•	If the digit following the decimal point is from 0 to 4, inclusive, only the integer number shall be taken into account, and the figures following the decimal point shall be ignored.

In case after rounding any shareholder is not owed a single ordinary nominal book-entry share of OJSC “INTER RAO UES”, such a shareholder shall receive one ordinary nominal book-entry share of OJSC “INTER RAO UES”.

3.4. In accordance with the Charter of OJSC “INTER RAO UES” and the Law of the Russian Federation, additional ordinary nominal book-entry shares of OJSC “INTER RAO UES” shall provide shareholders with the same rights as the placed ordinary nominal book-entry shares of OJSC “INTER RAO UES”.

3.5. Ordinary nominal book-entry shares of OJSC “OGK-1” or OJSC “OGK-3” shall be considered converted into ordinary nominal book-entry shares of OJSC “INTER RAO UES” on the date of introduction into the Unified State Register of Legal Entities of an entry regarding cessation of activities of the relative reorganised company, based on the data of the register of shareholders of the reorganised company as to the specified date.

3.6. Ordinary nominal book-entry shares of OJSC “OGK-1” or OJSC “OGK-3” to be converted shall be redeemed after their conversion.

3.7. The shares of the Merging Company owned by the Companies being Merged shall not be redeemed after the Merger, but they shall become the property of the Merging Company in the manner of universal legal succession and in accordance with Article 4 of this Contract.

4. SUCCESSION

4.1. As a result of the Reorganisation of the Parties, the Merging Company shall become the successor of the Companies being Merged in relation to all the rights and obligations in accordance with the transfer documents.

4.2. The property of the Companies being Merged shall be transferred at the residual value, reflected in the relevant accounting records of the relevant Company being Merged.

4.3. In case of a change (including appearance, termination) of the rights and/or obligations of any Company being Merged within the period from the date on which the transfer document was executed, approved by the general meeting of shareholders of this Company being Merged, to the date of completion of the Reorganisation of the Company being Merged, including in connection with the Reorganisation of the Companies being Merged in the form of separation and simultaneous merger, such changed rights and/or obligations shall be considered transferred to the Merging Company in the amended form at the moment of cessation of the activities of the respective Company being Merged.

4.4. Permits, licences and other approvals of the Companies being Merged shall be subject to reissuance in the name of the Merging Company, in accordance with the Law of the Russian Federation.

5. VALIDITY OF THE CONTRACT

5.1. This Contract was entered into on the date stated in the preamble to this Contract and shall enter into force upon its conclusion.

5.2. This Contract shall apply only to the signatories.

5.3. The Contract shall cease to have effect with respect to all the Parties in the cases set forth by the Law of the Russian Federation.

5.4. If the general meeting of shareholders of any Company being Merged makes no decision on Reorganisation until 05.11.2012, this Contract shall cease to have effect in respect to the Company being Merged, and upon the expiry of the said deadline the Company being Merged shall not be a party to this Contract (the Company being Merged), and the conditions of this Contract shall become invalid for the Company being Merged.

The Contract shall remain in force in respect to the Merging Company and the Company being Merged, if the general meetings of shareholders made decisions on the Reorganisation in accordance with this Contract within the period specified in the first subparagraph of this paragraph.

5.5. In case any Company being Merged does not complete its Reorganisation by the expiration of one year from the date of state registration by the Russian Federal Financial Markets Service of additional issues of shares of the Merging Company, this Contract shall cease to have effect in respect to the Company being Merged, and from that moment the Company being Merged which did not complete the Reorganisation, shall not be a Party to this Contract (the Company being Merged), and the conditions of this Contract shall become invalid for that Company being Merged. In this case this Contract shall remain in force in respect to the Merging Company and the other Company being Merged that is involved in the Reorganisation.

The Reorganisation of each Company being Merged can be completed simultaneously, before or after completion of the Reorganisation of the other Company being Merged.

5.6. This Contract shall terminate if, prior to the date of introduction into the Unified State Register of Legal Entities of an entry regarding cessation of activities by the Companies being Merged, the Parties reach a mutual agreement to terminate this Contract, subject to the approval of such an agreement by the general meetings of shareholders of both Parties.

6. FINAL PROVISIONS

6.1. In case of failure to perform or improper performance of the Contract, the Parties shall be liable in accordance with the Law of the Russian Federation.

6.2. Unless otherwise expressly provided in this Contract, any amendments and supplements to this Contract shall be executed in writing and signed by authorized representatives of the Parties. Amendments and supplements to this Contract shall enter into force when approved by the general meetings of shareholders of each Party.

6.3. In case one or several provisions of this Contract are recognised as invalid in the manner established by the Law of the Russian Federation, these provisions shall cease to be effective. Termination of certain provisions of this Contract shall not affect the validity of this Contract as a whole.

6.4. The Parties shall be governed by the Law of the Russian Federation in respect to all matters not covered by the Contract.

6.5. The identification of the legal entities named in this Contract shall be performed with the help of the Primary State Registration Number (PSRN). Changing address or the name of any of the Parties to the Contract shall not change the terms of this Contract in respect to both that Party and the rest of the Parties to the Contract.

6.6. The Parties shall bear all their own expenses related to the implementation of the Reorganisation, including, but not limited to, expenses for the services of legal, financial and other advisors, auditors, independent assessors, registrars, and all other expenses connected with the Reorganisation.

This Agreement has been executed in three (3) original copies having equal legal force, one for each Party.

7. SIGNATURES OF THE PARTIES:

For OJSC “INTER RAO UES”	for OJSC “OGK-1”

[Position]	[Position]
[Name, Surname and Patronymic]	[Name, Surname and Patronymic]

, 2012	, 2012

L.S.	L.S.

for OJSC “OGK-3”

[Position]
[Name, Surname and Patronymic]

, 2012

L.S.